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                                                                       EXHIBIT 5


April 9, 1999


Texaco Inc.
2000 Westchester Avenue
White Plains, NY 10650

Texaco Capital Inc.
1013 Centre Road
Wilmington, DE 19801

Gentlemen:


    I have acted as counsel for Texaco Inc. ("Texaco") and Texaco Capital Inc. (the "Company") in connection with the proposed issuance and sale by the Company or Texaco of up to $1,500,000,000 of the Company's Guaranteed Debt Securities or Warrants, the guarantees of such Debt Securities by Texaco, and Texaco's Debt Securities, Common Stock, Preferred Stock, Depository Shares or Warrants (collectively, "the Securities").



    I have participated in the preparation of Amendment No. 3 to the Registration Statement on Form S-3 with respect to said Securities to be filed with the Securities and Exchange Commission, the Indenture and the Underwriting Agreement Standard Provisions, as amended, filed as Exhibits to said Registration Statement or incorporated therein by reference.


    Based on the foregoing, I am of the opinion that both Texaco and the Company have been duly incorporated and are validly existing and in good standing under the laws of the State of Delaware. I am further of the opinion that, when the Indenture and Warrant Agreement (if issuing Warrants) shall have been executed and delivered by the Company or Texaco and any of the Securities shall have been executed by the Company or Texaco and authenticated by the Trustee (if issuing Guaranteed Debt Securities), all in accordance with the terms of the Indenture, and sold, said Securities will be legally issued and binding obligations of Texaco and/or the Company as issuer of any of such Securities.

    I hereby consent to the reference to me and to the use of my name under the caption "Legal Opinions" and to the filing of a copy of this opinion as an exhibit to said Registration Statement.

Very truly yours,

Paul R. Lovejoy

PRL:jcr